FOR IMMEDIATE RELEASE

DOCUCON INCORPORATED

     For additional information, contact:
          Robert W. Schwartz
          President and CEO
          Docucon, Incorporated
          (518)786-7733

140 E. Houston Street, Suite 200
San Antonio, Texas 78205
tel. (210)225-5000

        DOCUCON COMPLETES SALE OF OPERATING ASSETS TO TAB

SAN ANTONIO, TX, June 9, 2000 - Docucon, Incorporated (OTC
Bulletin Board: DOCU) announced that it has consummated the sale of its operating assets and associated liabilities to TAB
Products Co. (AMEX:TBP), which has headquarters in San Jose,
California.

Under the purchase agreement TAB acquired certain assets and assumed certain liabilities associated with Docucon's San Antonio operations center, which provides electronic imaging conversion services. The purchase price was $5.1 million and is a combination of cash and assumed liabilities. The purchase price is subject to certain post closing adjustments 30 days after closing. Approximately 85 employees, including operations, software engineers and sales personnel, transferred to TAB.

Docucon has moved its principal executive office from Malvern, Pennsylvania to San Antonio, Texas. The company accepted the resignation of Douglas P. Gill, and Robert W. Schwartz assumed the positions of President and CEO. Mr. Schwartz has been a member of the board since 1997. Currently, the board is exploring strategic options.

This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to volatility of stock market prices due to market conditions, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.

                        #  #  #